Mid-Cap Fund
3/31/99 NSAR
Responses to Item 77


Sub-Item 77D:  Policies with respect to security investments (Y)

(a) None.

(b) None.

(c) None.

(d) None.

(e) Effective February 1, 1999, the registrant may invest in securities of other investment companies to the extent permitted by Section 12(d)(1)(A) under the Investment Company Act of 1940.

(f) None.

(g) None.